Exhibit 10.1

SECOND AMENDMENT TO

ADVISORY AGREEMENT

This Second Amendment to Advisory Agreement (this “Amendment”) is executed this December 20, 2010, but effective for all purposes as of September 15, 2005, between Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company (“Company”), and Wells Investment Management Company, LLC, a Georgia limited liability company (“Advisor”).

R E C I T A L S:

A.      Company and Advisor are parties to the Advisory Agreement dated September 15, 2005, as amended (the “Advisory Agreement”).

B.      The Company’s Private Placement Memorandum and Securities and Exchange Commission filings provide, in relevant part, that Company will pay Advisor a disposition fee, which is calculated as a percentage of the sales price of properties.

C.      Notwithstanding the language in the Advisory Agreement, both Company and Advisor have at all times intended that a disposition fee be paid to Advisor.

D.      Company and Advisor desire to amend the Advisory Agreement to correct the inadvertent exclusion of payment of a disposition fee.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.      Terms.  Except as otherwise specifically set forth in this Amendment, all capitalized terms used herein shall have the meanings given such terms in the Advisory Agreement.

2.      Amendment to Section 1.  The new definition, “Disposition Fee,” is hereby added to Section 1 immediately following the Asset Management Fee definition as follows: Disposition Fee. The Disposition Fee payable to Advisor as defined in Section 8 of this Agreement.

3.      Amendment to Section 8.  The new subsection (f) is hereby added to Section 8 immediately after the complete Section 8(e) as follows:

(f)    Disposition Fees. Commencing on the date hereof, if Advisor provides a substantial amount of service (as determined by the Investment Committee) in connection with the sale of the Company’s properties, Advisor shall be entitled to receive at closing a Disposition Fee of 0.25% (25 basis points) of the sales price of such property.

4.      Effective Date.  For all purposes this Amendment shall be effective as of

September 15, 2005, as if part of the original Advisory Agreement.

5.      Ratification of Advisory Agreement.  Except as set forth herein, the terms of the Advisory Agreement are hereby confirmed, ratified and approved in their entirety, and shall continue in full force and effect.

6.      Further Assurances.  Each party to this Agreement agrees that it will execute and deliver such other instruments and documents as any part hereto may reasonably determine to be necessary or advisable to effect and evidence the transactions contemplated by this Amendment.

7.      Recitals.  The Recitals of this Amendment are hereby incorporated into the body hereof in their entirety.

8.      Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

WELLS MID-HORIZON VALUE-ADDED FUND I, LLC, a Georgia limited liability company

By: WELLS MANAGEMENT COMPANY, INC.
Its Sponsoring Member

By:	/s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Senior Vice President

WELLS INVESTMENT MANAGEMENT COMPANY, LLC, a Georgia limited liability company

By:	/s/ Kevin A. Hoover
Name: Kevin A. Hoover
Title: President